UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 1, 2007
OM GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-12515
(Commission File Number)
52-1736882
(I.R.S. Employer Identification Number)
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)
(216) 781-0083
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On March 1, 2007, OM Group, Inc. (the “Company”) completed the disposition of its Nickel business to OJSC MMC Norilsk Nickel (“Norilsk”) for $408 million in cash on a cash-free/debt-free basis plus a working capital adjustment which is expected to be finalized in the second quarter of 2007.
The Nickel business consists of the Company’s Harjavalta, Finland nickel refinery, its Cawse, Australia nickel mine and intermediate refining facility, its 20% equity interest in MPI Nickel Pty. Ltd. and its 11% ownership interest in Talvivaara Mining Company, Ltd.
At closing, the Company entered into five-year supply agreements with Norilsk for up to 2,500 metric tons per year of cobalt metal, up to 2,500 metric tons per year of cobalt in the form of crude cobalt hydroxide concentrate, up to 1,500 metric tons per year of cobalt in the form of crude cobalt sulfate, up to 5,000 metric tons per year of copper in the form of copper cake and various other nickel-based raw materials used in the Company’s electronic chemicals business. In addition, the Company entered into two-year agency and distribution agreements for nickel salts.
As of the fourth quarter of 2006, the Nickel business met the criteria for presentation as a discontinued operation under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the consolidated financial statements and accompanying notes in the Company’s 2006 Form 10-K, filed with the SEC on February 28, 2007, reflect the Nickel business as a discontinued operation for all periods presented.
Item 9.01 Financial Statements and Exhibits.
(b) Proforma Financial Information
The Unaudited Proforma Condensed Consolidated Balance Sheet and the Unaudited Proforma Condensed Statement of Consolidated Income of the Company, reflecting the disposition of the Nickel business, are attached as Exhibits 99.1 and 99.2.
(d) Exhibits
2.	Stock Purchase Agreement Among OMG Kokkola Chemicals Holding (Two) BV, OMG Harjavalta Chemicals Holding BV, OMG Finland Oy, OM Group, Inc., Norilsk Nickel (Cyprus) Limited And OJSC MMC Norilsk Nickel (The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request).

99.1.	Unaudited Proforma Condensed Consolidated Balance Sheet as of December 31, 2006

99.2.	Unaudited Proforma Condensed Statement of Consolidated Income for the year ended December 31, 2006
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc.

(Registrant)
Date: March 7, 2007	/s/ Kenneth Haber

	Name:	Kenneth Haber
	Title:	Chief Financial Officer